EXHIBIT 10.18

Plan:	IDEX Corporation Incentive Award Plan

As Amended and Restated effective April 6, 2010

IDEX CORPORATION

PERFORMANCE SHARE Unit Award Agreement

Effective on the Grant Date, you have been granted Performance Share Units (the “Performance Units”) providing you the entitlement to receive a share of IDEX Corporation (the “Company” or “IDEX”) Common Stock for each Performance Unit that is earned and vested, in accordance with the provisions of this Agreement and the provisions of the IDEX Corporation Incentive Award Plan, as Amended and Restated effective April 6, 2010 (the “Plan”), which is incorporated herein by this reference and made a part of this Agreement .

The number of Performance Units granted, represents a target number of shares that may be earned based upon satisfaction of the target Performance Goal as set forth on Schedule A (the “Target Award”). The actual number of Performance Units earned and vested may be greater or less than the Target Award, or even zero and will be determined based on the Company’s actual performance level achieved as set forth on Schedule A.

In addition to the Performance Units, you are also entitled to receive Dividend Equivalents on each Performance Unit actually earned and vested equal to the amount of dividend which would have been paid on a share of Common Stock for which a record date falls during the Performance Period, without interest thereon. If the dividend on Common Stock is paid in property other than cash, the Compensation Committee in its sole and absolute discretion will determine the fair market value of such property for purposes of paying the Dividend Equivalents.

The “Performance Period” for the Performance Units is the three year period beginning January 1 (“Beginning Date”) and ending December 31 (“End Date”) as set forth on Schedule A, except as otherwise provided below.

In the event of the termination of your service to the Company or any corporation or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned by the Company (its “Subsidiary”), prior to the End Date for any reason, whether such termination is occasioned by you, by the Company or a Subsidiary, with or without cause or by mutual agreement (“Termination of Service”), your right to earn or vest in your Performance Units and Dividend Equivalents will terminate effective as of the date of Termination of Service and your Performance Units and all Dividend Equivalents thereon will be automatically cancelled and forfeited. If your employment or service is in a

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jurisdiction which requires under applicable statute or common law a notice period for termination or a period of pay in lieu of such notice (each, the “Notice Period”), you have no rights to earn or vest in your Performance Units or to receive Dividend Equivalents during the Notice Period.

Notwithstanding the foregoing, the Performance Units and any Dividend Equivalents thereon shall be fully vested upon your Termination of Service by reason of death, Disability, or Retirement and the Performance Units and Dividend Equivalents thereon earned will be determined based upon the performance level achieved with respect to the Performance Goal as set forth on Schedule A from the Beginning Date through the December 31 following your Termination of Service, which for this purpose shall be the End Date of the Performance Period.

If you terminate employment with the Company or any of its Subsidiaries as an employee, but you continue to provide bona fide services under a written agreement with the Company or any of its Subsidiaries as a consultant or contractor you will still be considered to have a Termination of Service upon termination of your employment, unless you enter into a written agreement with the Company explicitly providing that you will not have a Termination of Service, for this plan only, while performing the non-employee services.

In all cases, Termination of Service will be interpreted and determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code.

For the purposes of this Agreement: (i) “Disability” means that you could qualify to receive long-term disability payments under the Company’s long-term disability insurance program, as it may be amended from time to time, (ii) “Retirement” means your Termination of Service on or after accruing at least five Years of Service with the Company or a Subsidiary after being acquired by the Company, and attaining an age of at least 50, if the sum of your age and Years of Service is at least 70, (iii) “Years of Service” means the number of continuous full years of employment with the Company or any of its Subsidiaries.

Upon Change in Control, as defined in the Plan, Performance Units and Dividend Equivalents thereon shall be deemed fully earned and vested based upon the performance level achieved from the Beginning Date through the date of the Change in Control, which for this purpose will be deemed to be the End Date of the Performance Period.

A share of Common Stock will be issued to you in payment of each Performance Units that is earned and vested as soon as practicable following the End Date of the relevant Performance Period, but in no event later than 60 days after, the End Date of the relevant Performance Period. An amount equal to the Dividend Equivalents on each earned and vested Performance Unit shall be paid in cash as soon as practicable following, but in no event later than 60 days after the End Date of the relevant Performance Period.

The Performance Units and Dividend Equivalents are not transferable except by will or the laws of descent and distribution. Until the Common Stock is issued upon settlement of the Performance Units you will not be deemed for any purpose to be, or have rights as, a Company shareholder by virtue of this award.

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The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign taxes arising from the receipt of the shares of Common Stock upon settlement of the Performance Units or of cash upon payment of Dividend Equivalents. You may satisfy your tax obligation, in whole or in part, by either: (i) electing to have the Company withhold cash payable, or shares otherwise to be delivered with a fair market value equal to the minimum amount of the tax withholding obligation; (ii) surrendering to the Company previously owned Common Stock with a fair market value equal to the minimum amount of the tax withholding obligation or (iii) by deduction from salary or any other payment payable to you at any time on or after the day an income tax charge arises in respect of the shares.

You acknowledge that all employees, including corporate officers, of IDEX are prohibited from engaging in any transaction in which they may profit from short-term speculative swings in the value of the company securities (“hedging”) and agree not to engage in any hedging transactions. For this purpose, “hedging” includes “short-sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like), and other hedging transactions designed to minimize the risk inherent in owning IDEX stock, such as zero-cost collars and forward sales contracts.

Consistent with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and to the extent not in violation of any applicable law, IDEX reserves the right to recover from current and/or former key employees any wrongfully earned performance-based compensation, including stock-based awards, upon the determination by the Compensation Committee of the following:

(a)	there is a restatement of Company financials, due to the material noncompliance with any financial reporting requirement,

(b)	the cash incentive or equity compensation to be recouped was calculated on, or its realized value affected by, the financial results that were subsequently restated,

(c)	the cash incentive or equity compensation would have been less valuable than what was actually awarded or paid based upon the application of the correct financial results, and

(d)	the pay affected by the calculation was earned or awarded within three years of the determination of the necessary restatement

The Compensation Committee has exclusive authority to modify, interpret and enforce this provision in compliance with all regulations.

You acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. The Company, its affiliates and your employer hold certain personal information, including your name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, any options awarded, cancelled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and

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administering your Performance Units and Dividend Equivalents (“Data”). The Company and its affiliates will transfer Data to any third parties assisting the Company in the implementation, administration and management of your Performance Units and Dividend Equivalents. These recipients may be located in the European Economic Area, or elsewhere such as the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your Performance Units and Dividend Equivalents. You may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect your ability to participate in the Plan and receive Dividend Equivalents or shares of Common Stock upon vesting in the Performance Units.

Your participation in the Plan is voluntary. The value of the Dividend Equivalents, Performance Units or shares of Common Stock received upon vesting in the Performance Units is extraordinary items of compensation outside the scope of your employment contract, if any. As such, the Dividend Equivalents, Performance Units and Common Stock received upon vesting of the Performance Units are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided. Rather, the awarding of Dividend Equivalents and Performance Units represents a mere investment opportunity.

The Performance Units and Dividend Equivalents are granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The Plan has been introduced voluntarily by the Company and in accordance with the provisions of the Plan may be terminated by the Company at any time. The grant of the Performance Units and Dividend Equivalents are a one-time benefit and does not create any contractual or other right to receive a grant of Performance Units, dividend equivalents or benefits in lieu of Performance Units or dividend equivalents in the future. Future grants of Performance Units and Dividend Equivalents, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the grant, the number of units and vesting provisions. By execution of this Agreement, you consent to the provisions of the Plan and this Agreement.

All cash payments shall be made as determined by the Committee in either US dollars or the local currency applicable to your jurisdiction, after being converted from a US dollar equivalent based on the exchange rate selected by the Committee.

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Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

COMPANY:

IDEX CORPORATION

By:	Frank J. Notaro
Vice President—General Counsel and Secretary

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Schedule A

The number of Performance Units earned and vested will be determined as follows:

Earned Performance Units = Payout Percentage x Target Award

The Payout Percentage is based on IDEX’s percentile ranking of its TSR (as defined below) vs. the TSR of the companies in the S&P Midcap 400 Industrial Group with a GICS Sector Code = 20 - Industrials at the end of the Performance Period.

Performance Period: January 1, 2013-December 31, 2015

Performance Level	Performance Goal	Payout Percentage

Below Threshold	Achievement of Less than the 25th Percentile Performance	0%

Threshold	Achieve 25th Percentile Performance	33%

Target	Achieve 50th Percentile Performance	100%

High Achievement	Achieve 75th Percentile Performance	200%

Achievement between each performance level will be interpolated on a straight line basis rounded to the nearest whole number; provided that if the actual performance level achieved does not meet Threshold performance (i.e.: if performance is less than 25th Percentile) then no Performance Units will be earned. The maximum number of Performance Units that may be earned shall be 200% of the Target Award.

Notwithstanding the Payout Percentage indicated above, if IDEX’s TSR for the Performance Period is less than 1.00 (negative TSR), the Payout Percentage will not be greater than 100%, ( i.e. a TSR of 0.98 is equal to a -2.0% (absolute negative two percent).

“TSR” is calculated by dividing the Closing Average Share Value by the Opening Average Share Value at the end of the Performance Period and assuming that all applicable dividends are reinvested on the ex-dividend date. For this purpose:

•

“Closing Average Share Value” means the average closing price of the Common Stock, for the 30 calendar days ending on the last day of the Performance Period (i.e.: December 2, 2015 to December 31, 2015)

•

“Opening Average Share Value” means the average closing price of the Common Stock, for the 30 calendar days preceding the beginning of the Performance Period (i.e.: for Performance Period with a Beginning Date of January 1, 2013, the Opening Average Share Value would include the calendar days from December 2, 2012 to December 31, 2012)

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